Exhibit 99.1

NEWS BULLETIN
FROM:	RE:	ECC Capital Corporation 1833 Alton Parkway Irvine, CA 92606 NYSE: ECR

For Further Information:

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

FOR IMMEDIATE RELEASE

April 17, 2006

ECC CAPITAL CORPORATION REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2005

IRVINE, CA, April 17, 2006 – ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans, today announced financial results for the fourth quarter and full year ended December 31, 2005 and loan production for the first quarter of 2006.

Financial and Operational Summary

•	Fourth quarter loss of $49.8 million or $0.50 per diluted share

•	Full year loss of $64.1 million or $0.72 per diluted share

•	Invested loan portfolio grew to $4.2 billion

•	Completed fourth securitization in November 2005 with $1 billion in assets

•	Improved fourth quarter cost to originate to 1.95%, a 27 basis point reduction compared to the third quarter

•	Implemented restructuring plan in Q1 2006 with expected annual cost savings in excess of $40 million

•	Loan production of $1.7 billion in Q1 2006 as compared to loan production of $2.2 billion in Q1 2005

“The fourth quarter was difficult for us as whole loan sales pricing for our production declined significantly through the end of the year, driving the large loss we experienced during the fourth quarter,” said Shabi Asghar, President and Co-Chief Executive Officer of ECC Capital. “In response to market conditions, our liquidity position and 2005 operating results, we initiated a restructuring plan that is designed to improve the value of our loan production and improve our operating efficiency. As a result, we narrowed our origination focus to produce loans with credit characteristics that we believe should generate better returns in the secondary markets.”

Financial Results

ECC Capital reported a net loss for the three months ended December 31, 2005 of $49.8 million, or $0.50 per diluted share. For the year ended December 31, 2005, ECC Capital is reporting a loss of $64.1 million, or $0.72 per diluted share. The core net loss for the year and three months ended December 31, 2005 was $109.1 million and $66.3 million, respectively, and $1.22 per diluted share and $0.67 per diluted share, respectively. A reconciliation of net loss reported under generally accepted accounting principles (GAAP) to core results is included with this press release.

ECC Capital’s core pretax loss for the fourth quarter, which excludes the effects of hedging gains and losses, was $66.3 million for the fourth quarter as compared to $10.1 million for the third quarter.1 Fourth quarter results were impacted by the following:

•	Throughout 2005, ECC Capital experienced a decline in whole loan prices, in particular during the fourth quarter. During the fourth quarter of 2005, credit market conditions required additional credit enhancements that negatively impacted the prices at which ECC Capital could sell loans. The decline in sales prices reflected, in part, normal seasonal trends, as well as a need to reduce higher levels of held-for-sale inventory retained while selecting mortgage loans for securitization.

•	Declining sales prices also required ECC Capital to record an additional valuation allowance during the fourth quarter of $18.7 million against its held-for-sale inventory to reduce balances to the lower of cost or market (LOCOM). The total LOCOM valuation allowance as of December 31, 2005 was $40.5 million. Some portion of this LOCOM valuation allowance is offset by realized and unrealized gains on derivatives used by ECC Capital to hedge its held-for-sale inventory and expected loan fundings. The realized and unrealized gain on these contracts, which totaled $10.1 million for the fourth quarter, is excluded from the determination of core results.

•	During the fourth quarter, ECC Capital increased its reserve for loan losses against its held-for-investment loan portfolio by $23.0 million reflecting the expected seasoning of the loan portfolio.

•	During the fourth quarter, ECC Capital recorded a provision for taxes of $3.9 million to reserve fully its deferred tax asset. At December 31, 2005, ECC

[1]	ECC Capital compares results of sequential quarters because it changed its business plan to a portfolio strategy in connection with its February 2005 initial public offering. Prior year corresponding period comparisons, therefore, are not meaningful.

Capital has recorded an income tax receivable of $31.2 million, which represents the amount of taxes paid in prior years that it expects to recover through the carry back of 2005 operating losses.

A comparison of summary third and fourth quarter 2005 pretax operating results follows (in thousands):

	Year ended December 31, 2005	Three months ended
		December 31, 2005	September 30, 2005
Net interest income	$135,930	$46,704	$48,075
Provision for loan losses	41,185	22,985	12,190

Net interest income after provision for losses	94,745	23,719	35,885
Gain (loss) on sale of loans	(38,332)	(35,657)	(9,399)
Residual mark-to-market	(7,729)	(183)	(2,549)
Derivatives unrealized and realized gains (losses)	47,056	17,581	39,560

Net revenue	95,740	5,460	63,497
Operating expenses	177,565	51,448	52,808
Other income (expense)	5,382	2	5,380

Income (loss) before income taxes	$(76,443)	$(45,986)	$16,069

Net interest income declined quarter-to-quarter as ECC Capital’s asset base declined and the cost of borrowing increased. Fourth quarter production was originated at a weighted average coupon, or WAC, of 7.93% as compared to ECC Capital’s third quarter production WAC of 7.29%. At December 31, 2005, ECC Capital’s weighted average cost of borrowings was 4.77%, as compared to 4.39% at September 30, 2005. ECC Capital’s borrowing costs are indexed to the London Inter Bank Offering Rate, or LIBOR. As LIBOR increases, so does ECC Capital’s borrowing costs.

[2]	WAC reflects the stated interest rate on loans and does not include the effect of amortized origination fees and costs. Cost of funds reflects the stated interest rate on the related debt and does not include payments or receipts under ECC Capital’s interest rate derivatives or any amortization of bond discount or deferred issue costs.

A summary of ECC Capital’s interest rate spread as of December 31, 2005 and September 30, 2005 is as follows2:

	December 31, 2005	September 30, 2005
WAC - Loans held for sale	8.08%	7.38%
Cost of funds	5.16%	4.64%

Net interest rate spread	2.92%	2.74%

WAC - Loans held for investment	7.29%	7.25%
Cost of funds	4.52%	4.14%

Net interest rate spread	2.77%	3.11%

WAC - Total loan portfolio	7.60%	7.32%
Cost of funds	4.77%	4.39%

Net interest rate spread	2.83%	2.93%

The decline in net interest rate spread for the total loan portfolio reflects increases in LIBOR, the rate to which ECC Capital’s borrowing cost is indexed. ECC Capital hedges its exposure to the risk of changes in LIBOR using Eurodollar futures for loans held-for-sale and interest rate swaps and caps for loans held-for-investment. Increases in LIBOR, which reduce ECC Capital’s net interest rate spread on its loans, increase the value and cash flows received under these derivative interest rate agreements, offsetting, in part, the value of ECC Capital’s loans and reduction in net cash flows on its loans.

Liquidity

As of December 31, 2005, ECC Capital had unrestricted cash balances totaling $46.9 million, and approximately $5.5 million in net margin deposits related to investments in Eurodollar futures contracts. ECC Capital had approximately $94 million invested in its portfolio of loans held-for-sale, a significant portion of which will be liquidated by the second quarter of 2006 though loan sales, generating additional cash that will be used to finance ongoing operations and loan production.

During the fourth quarter, a portion of ECC Capital’s portfolio of loans held-for-sale became aged and our lenders reduced the advance rate on these loans. In addition, warehouse advance rates were reduced further by lenders as the value attributed to ECC Capital’s loans declined. These factors, coupled with continuing operating losses, utilized cash balances during the fourth quarter of 2005 and into early 2006.

Management continues to review the level of operating costs and the cash requirements of operating the business. During the first quarter of 2006, ECC Capital sold loans to reduce aged inventory. ECC Capital expects to continue to dispose of aged inventory through whole loan sales or securitization transactions to improve warehouse advance rates on loans held-for-sale and reduce cash invested in loan inventory.

ECC Capital’s sources of liquidity include additional collateralized borrowing capacity utilizing its ownership interests in securitizations, a refund of income taxes paid during 2003 though 2005 through carry back of operating losses and distributions of excess cash flow from its securitizations. Management believes these sources of liquidity will be sufficient to sustain operations for the future and until operations generate sustainable cash flow.

Depending on the extent ECC Capital is required to utilize these sources of liquidity, its ability to pay a dividend may be negatively impacted. On February 27, 2006, ECC Capital announced a revision to its dividend policy and that it would not pay a dividend for the first quarter of 2006. To retain REIT status, ECC Capital must distribute at least 90% of its REIT taxable income. If ECC Capital utilizes available liquidity for operations, it may not have sufficient liquidity to pay the distributions required to maintain its REIT status. In this case, it would likely consider alternative structural changes, which may include electing to eliminate its REIT status. These and other potential structural changes may require stockholder approval.

Management has either extended or is currently in the process of renewing or extending the term of certain of its warehouse lines of credit. Management expects that existing warehouse capacity will be adequate to fund expected levels of loan production.

Quarterly Mortgage Loan Originations

ECC Capital previously reported loan originations for the fourth quarter of 2005 of $4.2 billion. Production for the first quarter of 2006 totaled $1.7 billion. The following table summarizes wholesale versus retail production (in thousands):

	Three months ended
	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
Wholesale	$1,689,494	$4,055,307	$4,186,315	$3,050,828	$2,204,497
Retail	34,251	169,475	221,280	109,224	43,706

Total	$1,723,745	$4,224,782	$4,407,595	$3,160,052	$2,248,203

Production during the fourth quarter of 2005 decreased 4% over the third quarter of 2005 and increased 65% over the fourth quarter of 2004. Loan production for 2005 totaled $14.0 billion, an increase of 54% over 2004 loan production of $9.1 billion. The year-over-year growth in production is consistent with ECC Capital’s efforts to grow its production platform.

Loan production for the first quarter of 2006 declined 23% as compared to production for the first quarter of 2005. This reflects competitive market conditions as well as ECC Capital’s efforts to focus on originating loans that should provide for improved gain on sale execution. Loan production for the first quarter of 2006 declined 59% as compared to production for the fourth quarter of 2005. In addition to the factors previously noted, the decline reflects normal seasonal factors.

Retail production declined through the fourth quarter of 2005 and into the first quarter of 2006 reflecting ECC Capital’s increased emphasis on its wholesale production. As announced on January 6, 2006, ECC Capital consolidated its retail production into two offices in Irvine, California and Glen Allen, Virginia. Beginning in the second quarter of 2006, ECC Capital’s retail operations will be conducted solely out of Irvine.

Operating Expenses and Cost to Originate

Total operating expenses decreased 2.6% to $51.4 million for the three months ended December 31, 2005 as compared to $52.8 million for the three months ended September 30, 2005, due principally to the decline in production and resulting lower commission expense. Total cost to originate declined to 1.95% for the fourth quarter as compared to 2.22% for the third quarter, principally as a result of declining yield spread premiums paid to brokers.

ECC Capital’s estimated cost to originate is summarized as follows (amounts in thousands):

	Year ended	Three months ended	Three months ended September 30, 2005
Dollars in thousands	December 31, 2005
Total operating expenses	$177,565	$51,448	$52,808
Deferred origination costs	107,841	31,375	33,980
Loan servicing costs	(13,882)	(4,320)	(3,775)

Total general and administrative costs	271,524	78,503	83,013
Premiums paid, net of fees collected	45,462	3,972	14,822

Total costs to originate	$316,986	$82,475	$97,835

Loan originations	$14,040,632	$4,224,782	$4,408,465

Total expenses	1.26%	1.22%	1.20%
Deferred origination costs	0.77%	0.74%	0.77%
Loan servicing costs	-0.10%	-0.10%	-0.09%

Total general and administrative costs	1.93%	1.86%	1.88%
Premiums paid, net of fees collected	0.33%	0.09%	0.34%

	2.26%	1.95%	2.22%

Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus (i) the direct costs associated with servicing ECC Capital’s portfolio of mortgage loans and (ii) the fees paid to brokers who originated the mortgage loans (net of fees received by ECC Capital). In addition, others in ECC Capital’s peer group measure their operating efficiency in a similar manner enabling comparisons of overall operating efficiency. These factors make total cost to originate a useful measure of the efficiency of ECC Capital’s production operations. Over time, loan sale prices need to exceed ECC Capital’s cost to originate if ECC Capital is to be profitable.

Restructuring Initiatives

On January 6, 2006, ECC Capital announced a restructuring, designed to improve the quality and efficiency of loan production and reduce operating costs. On April 10, 2006, ECC Capital announced reductions in the compensation of senior management and on April 11, 2006, ECC Capital announced an additional reduction in workforce. These actions coupled with other first quarter 2006 personnel reductions, are expected to result in annualized salary and operating expense reductions in excess of $40 million. The full impact of these actions should begin to be reflected in results of operations late in the second quarter.

Delinquencies and Provision for Losses

During the fourth quarter, ECC Capital recorded a provision for loan losses of $23.0 million, bringing its reserve for losses to a total of $40.9 million as of December 31, 2005. The reserve balance is 1% of the total unpaid principal balance of the loans as of that date. The increase in the loss provision and reserve balance reflects the continued seasoning of ECC Capital’s loan portfolio and current delinquency status.

At December 31, 2005, total delinquencies were less than 5% and serious delinquencies (greater than 90 days) were 1.5%. ECC Capital believes that it is probable that losses have been incurred and has estimated those losses based upon management’s experience in working with nonconforming portfolios and industry experience. As the portfolio seasons, ECC Capital will experience additional delinquencies and foreclosures, and will realize losses upon the liquidation of the underlying collateral. As a result, management expects that the allowance for loan losses will continue to grow as the portfolio becomes more seasoned.

Loan Sales

Loan sales during the fourth quarter aggregated $4.2 billion with a weighted average price of 100.9%, excluding the effect of LOCOM adjustments. Sales volume during the fourth quarter increased over the previous two quarters as the REIT portfolio filled and loan production increased. ECC Capital completed one securitization in the fourth quarter.

Throughout 2005, ECC Capital experienced a decline in whole loan sales prices, and in particular, during the fourth quarter. During the fourth quarter of 2005, credit market conditions required additional credit enhancements that negatively impacted the prices at which ECC Capital could sell its loans. The decline in sales prices experienced during the fourth quarter also reflected, in part, normal seasonal trends, as well as a need to reduce higher levels of held-for-sale inventory that had been retained while selecting mortgage loans for securitization. Declining sales prices also required ECC Capital to record a valuation allowance of $18.7 million during the fourth quarter of 2005 to reduce the carrying value of loans held-for-sale as of December 31, 2005 to the lower of cost or market. This valuation allowance reduced the amount reported as gain or loss on sale and resulted in ECC Capital reporting a loss on the sale of loans for the year and quarter ended December 31, 2005 of $38.3 million and $35.7 million, respectively. The total LOCOM valuation allowance as of December 31, 2005 was $40.5 million.

Management believes that ECC Capital’s hedges of its inventory and expected loan fundings will provide additional protection in the event of continued price deterioration.

Residual Interests in Securitizations

Prepayment speeds on loan pools underlying ECC Capital’s residual interests in securitizations executed in 2003 and 2004 continued at rates higher than expected. However, during the fourth quarter, the effect of higher than anticipated prepayment speeds, was largely offset by continued favorable loss experience within the related loan pools. In addition, the value of ECC Capital’s residual interests was adversely affected by increases in interest rates, which reduced projected excess cash flows to be received by ECC Capital. For the three months ended December 31, 2005, ECC Capital recorded a mark-to-market loss of approximately $183,000 on its residuals after the accrual of approximately $1.0 million in interest income. ECC Capital began receiving monthly distributions of excess cash flows from the 2004 residuals during the first quarter of 2006.

Derivatives

Increasing interest rates increased the value of ECC Capital’s interest rate derivatives resulting in derivative gains during the year and three months ended December 31, 2005.

ECC Capital’s derivatives are designed to hedge the risk of an increase in its LIBOR-based funding costs. For financial reporting purposes, the derivatives are marked-to-market and changes in the fair value of the derivatives are recorded through the statement of operations. However, the assets and liabilities producing the hedged cash flows are not all reported at fair value and the offsetting effect of changes in cash flows from those assets and liabilities from changes in interest rates is not fully reflected in the statement of operations. A small change in interest rates has a significant impact on the value of ECC Capital’s derivatives.

Tax status

As a result of the operating losses of its taxable REIT subsidiary, ECC Capital expects to carry back operating losses incurred during 2005 to recover approximately $31.2 million in taxes paid in prior years, leaving ECC Capital with a deferred tax asset of approximately $22.7 million, which has been fully reserved for at December 31, 2005. The effect of these adjustments resulted in ECC Capital recording a provision for income taxes in the fourth quarter of 2005 of $3.9 million.

Conference Call

ECC Capital will hold a conference call on Monday, April 17, 2006 at 5:00 p.m. Eastern Time to discuss its results of operations for the fourth quarter and year ended December 31, 2005. The conference call may be accessed by dialing 800-218-0713 (domestic) or

303-262-2191 (international). The conference call also will be webcast live on the Internet at www.ecccapital.com. Interested participants should go to ECC Capital’s website at least 15 minutes prior to the start of the call to download any necessary software. An audio replay of the conference call will be available after the call through Friday, April 21, 2006 by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The replay passcode is 11058113. An audio replay of the webcast will be available on ECC Capital’s website for twelve months.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Primarily through its wholesale subsidiary, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital is required to distribute dividends to its stockholders from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including statements relating to the results of ECC Capital’s production changes and restructuring plans, ECC Capital’s plans for its held-for-sale loan portfolio, sources of liquidity, warehouse capacity and its ability to hedge inventory and expected loan funding, may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the whole loan sale market and ECC Capital’s ability to improve the value received in the whole loan market for its loan originations, (ii) the condition of the U.S. economy and financial system, (iii) interest rates and the subsequent effect on the business, (iv) the stability of residential property values, (v) the potential effect of new state or federal laws or regulations, (vi) the effect of increasing competition, (vii) ECC Capital’s ability to implement successfully its business plan, (viii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (ix) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) ECC Capital’s ability to retain qualified personnel, (xi) the risks associated with the use of leverage and (xii) other factors and risks discussed in ECC Capital’s Form 10-K for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on April 17, 2006. You should also be aware that, except as otherwise specified, all information in this news release is as of April 17, 2006. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

ECC Capital Corporation

Reconciliation of GAAP Net Loss to Core Net Loss

ECC Capital reports core financial results, including core net loss and core loss per share (diluted), which are non-GAAP financial measures. Core results exclude realized and unrealized gains and losses on ECC Capital’s derivative instruments and residual interests in securitizations. ECC Capital does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the gains and losses on the derivative instruments are recorded through the statement of operations, even though the cash flows the derivatives are economically hedging will not be received until some time in the future. In addition, ECC Capital accounts for the majority of its investment in residual interests in securitizations as a trading asset and the unrealized gains and losses on the residual interests accounted for in this manner are recorded through the income statement. By excluding from net income/loss the effects of unrealized gains and losses on derivative instruments and residual interests, management believes that core results can provide a useful measure of ECC Capital’s operating performance because core results highlight that portion of its reported earnings that is more likely to be ongoing in nature.

The following is a reconciliation of core net loss to net loss or income reported in accordance with accounting principles generally accepted in the United States (dollars in thousands, except share and per share data):

	December 31, 2005		September 30, 2005 Three months ended
Dollars in thousands	Year ended	Three months ended
Net income (loss)	$(64,124)	$(49,846)	$22,385
Tax benefit (provision)	12,319	(3,860)	6,316

Net income (loss) before tax benefit	(76,443)	(45,986)	16,069

Residual mark-to-market	7,729	183	2,551
Unrealized derivative (gains) losses	(25,288)	8,001	(35,624)
Realized derivative (gains) losses	(27,448)	(24,660)	(6,787)

Total adjustments	(45,007)	(16,476)	(39,860)

Core loss before tax benefit	(121,450)	(62,462)	(23,791)
Tax benefit (provision)	12,319	(3,860)	13,646

Core net loss	(109,131)	(66,322)	(10,145)

Core loss per share - basic	$(1.22)	$(0.67)	$(0.10)
Core loss per share - diluted	$(1.22)	$(0.67)	$(0.10)

ECC Capital Corporation

Condensed Consolidated Balance Sheet

(unaudited)

Dollars in thousands	December 31, 2005	September 30, 2005
Cash	$65,504	$78,919
Other receivables	24,966	32,583
Residual interests	14,753	14,443
Derivatives	58,948	51,073
Loans held for sale	2,744,423	3,811,818
Loans held for investment	4,262,925	3,703,632
Allowance for loan losses	(40,862)	(18,200)

Total loans receivable	6,966,486	7,497,250

Accrued interest receivable	46,840	42,834
Deferred tax asset	31,197	41,096
Prepaid and other assets	44,924	53,608

Total assets	$7,253,618	$7,811,806

Warehouse payable	$2,708,266	$3,723,029
Long-term debt	4,166,127	3,651,489
Repurchase agreements	13,074	—
Accounts payable and accrued liabilities	63,236	60,865
Dividends payable	18,044	18,039

Total liabilities	6,968,747	7,453,422
Shareholders’ equity	284,871	358,384

Total liabilities and equity	$7,253,618	$7,811,806

ECC Capital Corporation

Condensed Consolidated Statement of Operations

(amounts in thousands)

	For the three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenue
Interest income	$138,615	$19,653	$342,453	$56,189
Interest expense	(91,911)	(9,607)	(206,523)	(28,170)

Net Interest Income	46,704	10,046	135,930	28,019
Provision for loan losses - Loans held for investment	22,985	—	41,185	—

Net interest income, after provision for loan losses	23,719	10,046	94,745	28,019
Gain (loss) on sale of loans, net	(35,657)	31,597	(38,332)	113,832
Gain on trading securities and derivative instruments, net	17,398	(8,952)	39,327	21,486

Total revenue	5,460	32,691	95,740	163,337

Expense
Personnel	22,759	12,259	84,165	48,655
Production and marketing	7,608	3,855	23,612	12,301
Servicing fees	4,320	2,138	13,882	7,152
Occupancy expense	2,868	2,093	9,714	5,938
General and administrative	13,893	10,658	46,192	40,727

Total Expenses	51,448	31,003	177,565	114,773

Other Income	2	—	5,382	—

Income (loss) before income taxes	(45,986)	1,688	(76,443)	48,564
Provision (benefit) for income taxes	3,860	554	(12,319)	20,288

NET INCOME (LOSS)	$(49,846)	$1,133	$(64,124)	$28,276

Net income (loss) per share of common stock
Basic	$(0.50)	$0.04	$(0.72)	$1.15
Diluted	$(0.50)	$0.03	$(0.72)	$0.66